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                                                                 EXHIBIT 99.1

FOR IMMEDIATE RELEASE
April 11, 2001

                    Anker Announces Results of Exchange Offer

         Morgantown, WV - Anker Coal Group, Inc. (the "Company") announced today that $34,207,000 aggregate principal amount of its outstanding 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) (the "Notes") had been tendered for exchange and not withdrawn in the Company's previously announced exchange offer. The exchange offer expired at 11:00 a.m., New York City time, on April 11, 2001.

         The amount of Notes tendered exceeded the minimum condition for the exchange offer. As a result, the Company announced that it had accepted the Notes for exchange and would complete the exchange as promptly as practicable. An aggregate of 34,207 shares of the Company's Class E Convertible Preferred Stock will be issued in exchange for the $34,207,000 aggregate principal amount of Notes tendered and not withdrawn.

         This release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         For more information, please contact Bruce Sparks of Anker Coal Group, Inc. at (304) 594-1616.

         This announcement is not an offer to exchange nor a solicitation of an offer to exchange. The offer is made only by an Offer to Exchange dated February 23, 2001 and the related Letter of Transmittal.